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                                                                 Exhibit 4.25



                      AMENDMENT NO. 1 TO WARRANT AGREEMENT



         This Amendment No. 1 to Warrant Agreement is made as of this 31st day of July, 1997, by and between Mezzanine Capital Corporation Limited (in liquidation) (the "Holder"), Cryenco Sciences, Inc., a Delaware corporation (f/k/a Cryenco Holdings, Inc.) ("Cryenco") and Chart Industries, Inc., a Delaware corporation ("Chart").

         WHEREAS, the Holder and Cryenco are parties to a warrant agreement or agreements (the "Warrant Agreement") dated as of March 13, 1993 and January 26, 1995, pursuant to which Cryenco granted the Holder a warrant or warrants (the "Cryenco Warrant") to purchase an aggregate of 45,000 shares of Cryenco Class A common stock, par value $.01 per share (the "Cryenco Common Stock");

         WHEREAS, Cryenco and Chart entered into a Plan and Agreement of Merger dated as of April 30, 1997 (the "Merger Agreement") providing for the merger of an affiliate of Chart into Cryenco (the "Merger") and the conversion of all issued and outstanding Cryenco Common Stock (other than dissenters' shares) into cash in the amount of $2.75 per share;

         WHEREAS, in Section 5.4(b)(iii) of the Merger Agreement, Chart has agreed to offer to grant a substitute warrant (the "Chart Warrant") to purchase shares of Chart's common stock, par value $.01 per share (the "Chart Common Stock), in exchange for the Cryenco Warrant; and

         WHEREAS, the Holder, Cryenco and Chart now desire that, in satisfaction of Chart's obligations under Section 5.4(b)(iii) of the Merger Agreement, the Cryenco Warrant be amended to provide the Holder with the right to purchase Chart Common Stock in substitution for the right to purchase Cryenco Common Stock;

         NOW, THEREFORE, in consideration of the foregoing, and the respective agreements and undertakings set forth herein, the parties hereby agree as follows:

         1. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

         2. AMENDMENT. As of the effective time of the Merger (the "Effective Time"), the Warrant Agreement and the form of Cryenco Warrant referenced therein are hereby amended as follows:

            (a) CHART COMMON STOCK SUBSTITUTED FOR CRYENCO COMMON STOCK. All references to the right of the Holder to purchase shares of Cryenco Common Stock shall be deleted and the right to purchase shares of Chart Common Stock shall be substituted therefor.

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            (b)   ADJUSTMENT TO NUMBER OF SHARES UNDERLYING WARRANT. The number of shares of Chart Common Stock issuable upon exercise of the warrant shall be the product of (i) the number of shares of Cryenco Common Stock that were issuable upon exercise of the Cryenco Warrant times (ii) a fraction (the "Exchange Ratio") the numerator of which shall be $2.75 and the denominator of which shall be the average of the closing sales price of Chart Common Stock on the New York Stock Exchange as reported by the Wall Street Journal for the ten trading days preceding the Effective Time; provided, however, that in no event shall the Exchange Ratio be less than .165 nor more than .206.

            (c) ADJUSTMENT TO PURCHASE OR EXERCISE PRICE. The purchase or exercise price per share of Chart Common Stock subject to the Chart Warrant shall be equal to (i) the purchase or exercise price per share of Cryenco Common Stock divided by (ii) the Exchange Ratio.

            (d) NOTICES. Any notices, requests, forms, certificates or other documents or communications deliverable to Cryenco under the Warrant Agreement shall be required to be delivered instead to Chart at 35555 Curtis Boulevard, Eastlake, OH 44095, to the attention of the Chief Financial Officer, with a copy to Calfee, Halter & Griswold LLP, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, OH 44114, Attention:
                  Thomas F. McKee.

            (e) SUBMISSION TO JURISDICTION. Any provision in the Warrant Agreement requiring that any action, claim or proceeding arising out of, or relating in any way to, the Warrant Agreement be brought exclusively in a jurisdiction located in the State of Colorado shall be deleted in its entirety.

            (f) SUBSTITUTION OF WARRANTS. Chart and the Holder agree that any and all Warrants and/or Warrant Certificates issued pursuant to the Warrant Agreement shall be amended in a manner consistent with the provisions of this Amendment No. 1 and that, upon the Holder's presentation to Chart of such Warrants or Warrant Certificates, Chart shall deliver to the Holder, in exchange and substitution therefor, new Warrant or Warrant Certificates.

      3. FULL COMPLIANCE: ASSUMPTION OF CRYENCO'S OBLIGATIONS: REFERENCES TO CRYENCO. The Holder acknowledges and agrees that, as of the Effective Time, Cryenco is in full compliance with all of its obligations under the Warrant Agreement, the Cryenco Warrant and any related agreements pertaining to registration rights of the Holder with respect to the shares of Cryenco Common Stock issuable upon exercise of the Warrants. As of the Effective Time, Chart assumes all of the obligations of Cryenco under the Warrant Agreement as amended hereby, and all references to Cryenco in the Warrant Agreement shall be deemed to be

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references to Chart. To the extent that Holder is party to a separate registration rights agreement relating to Cryenco Common Stock, promptly after the Effective Time, Chart and the Holder shall enter into such supplemental agreement as may be necessary to provide the Holder with equivalent registration rights relating to Chart Common Stock issuable upon exercise of the Chart Warrant.

      4. RECEIPT OF CHART DISCLOSURES. The Holder acknowledges that it has received copies of Chart's 1996 Form 10-K Report and Chart's Form 10-Q Report for the three-month period ended March 31, 1997.

      5. NO RIGHT TO PURCHASE CRYENCO COMMON STOCK. At and after the Effective Time, the Holder shall be deemed to have surrendered any and all rights under the Warrant Agreement and Warrant to purchase Cryenco Common Stock.

      6. CONSENT TO AMENDMENT. By the execution and delivery of this Amendment No. 1, the Holder shall be deemed to have consented to the terms hereof in accordance with the terms of the Warrant Agreement.

      7. NO OTHER AMENDMENTS. Except as specifically provided herein or as otherwise necessary or appropriate to effectuate the intent of this Amendment No.1, the provisions of the Cryenco Warrant shall remain in full force and effect without any alteration or modification thereto. Without limiting the generality of the foregoing, the date of grant and the date of termination of the Cryenco Warrant shall continue to be such dates as were in effect immediately prior to the Effective Time.

      8. SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      9. GOVERNING LAW. This Amendment No.1 shall be, and the Warrant Agreement shall be amended to provide that it shall be, governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law.

      10. SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

      11. COUNTERPARTS. This Amendment No. 1 may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.





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      IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first written above.


                                                 CHART INDUSTRIES, INC.



Attest:  /s/ Suzanne Lines                       /s/ Don A. Baines
        -------------------------                -----------------------------
                                                 By:    Don A. Baines
                                                 Title: CFO & Treasurer



                                                 MEZZZANINE CAPITAL CORPORATION
                                                 LIMITED (in liquidation)


Attest:                                          /s/ Chris E. Lieberman
        -------------------------                -----------------------------
                                                 By:    Chris E. Lieberman
                                                 Title: Attorney-In-Fact



                                                 CRYENCO SCIENCES, INC.

Attest: /s/ Steve M. Lutt                        /s/ James A. Raabe
        -------------------------                -----------------------------
                                                 By:     James A. Raabe
                                                 Title:  VP & CFO




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